CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

CHANTICLEER HOLDINGS, INC.

Chanticleer Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Certificate of Incorporation (this “Amendment”) to combine each ten (10) shares of the Corporation’s issued and outstanding common stock, par value $0.0001 per share, (the “Common Stock”) into one (1) share of Common Stock; and (ii) declaring this Amendment to be advisable, submitted to and considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Corporation’s Certificate of Incorporation, as previously amended (the “Certificate of Incorporation”) and Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and recommended for approval by the stockholders of the Corporation.

SECOND: That thereafter, pursuant to resolutions of its Board of Directors, at the annual meeting of the stockholders of said Corporation, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That this Amendment was duly adopted in accordance with the terms of the Certificate of Incorporation and the provisions of Section 242 of the DGCL by the Board of Directors and stockholders of the Corporation.

FOURTH: The Certificate of Incorporation is amended by amending the Article thereof numbered “FOURTH” to insert the following at the end thereof:

“(d) Effective at 5:00 p.m. (Delaware time) on the date of the filing of the Certificate of Amendment of Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Time”), each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number (after aggregating all fractional shares to be received by a holder). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above. Upon surrender by a holder of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation (or, if lost, an acceptable affidavit of loss is delivered to the Corporation), the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split. After the Effective Time, the total number of shares of all classes of stock that the Corporation shall have authority to issue shall remain at 50,000,000, consisting of 45,000,000 shares of Common Stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by the President of the Corporation on May 16, 2017.

CHANTICLEER HOLDINGS, INC.

By:	/s/ Michael D. Pruitt
Name:	Michael D. Pruitt
Title:	President and Chief Executive Officer